EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Perry Ellis International, Inc. on Form S-2 of our report on the financial statements of the John Henry and Manhattan Business dated June 4, 1999 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the operating support received from Salant Corporation), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Financial Information" and "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

New York, New York
October 11, 1999